Maximum Amount Loan With Pledge Contract

No.: 2008001

Borrower: Fuqing Guanwei Plastics Industry Co. Ltd.
Lender: Fuqing Rural Credit Cooperative Bank
Mortgagor: Fuqing Guanwei Plastics Industry Co. Ltd.

This contract is entered ande excuted upon friendly negotiaion among all parties and is in compliance with provisions of Guarantee Law of PRC.

Article 1

From January 21, 2008 to January 20, 2011, within maxmium amount of loan RMB 9,700,000, creditor shall release loans by divided payment to debtor upon debtor’s requirement. Within this time period and within the limitation of amount, each divided issuance of loan is not required to be equipped with separate pledge contract. The last divided issuance of loan shall not be later than January 20, 2011. The type of loan, usage of loan, principal of loan, interest charges and repayment requirements shall be in compliance with loan notes of each divided issuance of loan. The interest charges date is 20th day of last month each quarter. In the circumstance of pre-payment of loan, the interest rate will be the same as in this contract and the creditor is entitled to collect interest charges accordingly. The due bill is regarded as part of this contract and has the same legal binding effect as this contract.

Article 2 Mortgagor is willingly to pledge its assets of which mortgagor is entitled the legal ownership to secure the loan under this contract and the pledged goods list is regarded as part of this contract

(1) If the debtor failed to make the repayment, creditor is entitled to appraisal, auction or to liquidate the pledged assets and is entitled the priority of dedcution from the assets realization

(2) Total value of the pledged goods is RMB 23,528,000, and the actual value of pledged goods will be referred to the realization amount at acution or liquidation of assets

(3) The scope of pledge is principal, interest, compounded interest, penalty charges, breach of contract charges, damages compensation and the coverage of expenses incurred including but not limited to overdue loan claim expenses, arbitration fee, insurance fee, public notification fee, execution fee, attorney fee, travel expenses and other expenses

(4) The legal force of the mortgaged right has been entitled to the subordinated mortgaged properties and rights, supplementary materials, additonal materials, natural and legal interests, subrogated mortgaged properties of  the mortgages, the insured amount, compensation and penalty of the damage, loss or requisition arised

(5) Mortgagor keeps the mortgaged properties and it shall keep them properly and shall be responsible for maintaining and keeping them intact. Creditor is entitled the custody of ownership registration/certificate of pledged goods

(6) The pledged goods under this contract is not regarded part of bankruptcy or liquidation processing and the residual amount of pledged goods can only apply after the repayment of all debts with creditor

Article 3 RIGHTS AND RESPONSIBILITIES OF DEBTOR

(1) Debtor is entitled to collect and to use the loan according to the terms under this contract

(2) To repay the principal and interests

(3) Debtor shall only use the loan for the purpose as restricted in this contract and shall not impropirately use the loan

(4) To provide to creditor true balance sheet, income statement and cash flow monthly

(5) To accept creditor’s review and investigate of its operational and financial status

(6) To send the written notice and to obtain approval if debtor is to provide guarantee to any third party, and to ensure that the guarantee is not going to affect its repayment capability

(7) Provide notice in advance once debtor’s domicile, registered captial, legal representative or operation location changes

(8)  Debtor shall send the written notice to creditor at least 30 days prior to the occurrence of the practices of contracting, leasing operations, joint operations, joint-stock reconstruction, mergers & acquisition, joint-venture or cooperation. Debtor is not allowed to conduct the above without creditor’s written consent

(9) Debtor shall also notify creditor immediately in the circumstance of split-off & subsidiaries establishment, the transfer of property ownership, capital reduction, winding-up, dissolution and bankruptcy application etc. which will affect debtor’s repayment capability materially. Debtor shall not only provide written notice to creditor but also to provide the solvency plan

(10) Debtor and its investor also guarantees not to withdraw or transfer capital to avoid the repayment performance

(11) Debtor agrees that all the payment, including principal and interests and expenses, could be deducted from its account with creditor

Article 4 STATEMENTS OF MORTGAGOR

(1)
Mortgagor is entitled full ownership and dissolution rights on the pledged assets. In the circumstance that the pledged assets is leased, mortgagor shall provide the written notice to creditor. Creditor is entitled the first right on the pledged assets or mortgagor shall provide the written notice to creditor

(2)	Mortgagor shall guard and to maintain the pledged assets in good condition during the pledge period

(3)
Mortgagor shall obtain written approval from creditor if the pledged asset is to be leased or to be transferred. Mortgagor shall discharge the debt with creditor or to negotiate with creditor of deposit & withdraw terms for the consideration obtained from the lease or the transfer

(4)
Mortgagor shall go through property insurance alteration procedure with creditor as first beneficiary or in case that the insurance of mortgaged properties provided by the insurance company and bought by mortgagor cannot be longer than the performance term of guaranteed creditor’s right, mortgagor shall extend the term of insurance correspondingly to guarantee the insurance continuity of the mortgaged properties during the valid term.

(5)
In case of insurance accidents occurred to mortgaged properties, insurance compensation shall be used for paying the debts of main debtor under the main contract in advance or, if agreed by creditor, be used for the value restoration of such mortgaged properties or be deposited at the account designed by creditor to ensure the contract performance of those debts under the main contract.

(6)	To accept the investigate and review of pledged assets by creditor

(7)	The pledged assets shall be registered with governing agency and the registration approval/license shall be provide to creditor, creditor is entitled the custody of these registration files

(8)	The pledge responsibilities continues even in the circumstance of the invalidation of main loan contract

(9)	In any usage purpose of loan by debtor, mortgagor agrees to perform its related responsibilities on debt under the main contract in full

Article 5 RIGHTS AND RESPONSIBILITIES OF CREDITOR

(1) To issue loans according to the terms under this contract to debtor once debtor has fulfilled the presupposition of loan and the guarantee of loan is provided

(2) Creditor is entitled to review and investigate the operational and financial status, including the assets status of debtor and to require debtor to provide related documents and files

(3) To deduct the repayment of principal, interests, compounded interests and penalty and expenses incurred due to the overdue of loan or impropriate usage of loan from the accounts of debtor. Creditor is also entitled to require the deduction of above from banks/financial institutions which debtor has accounts with, or to demand repayment in advance in legal processing

(4) If debtor makes the repayment prior to the maturity of loan, debtor shall obtain creditor’s written consent

Article 6 If the debtor is not able to make the repayment in full at the maturity date, it shall provide the written request at least 15 days prior to the maturity date. The maturity date could be extended only upon the approval by all creditor, debtor and guarantor and the interest rate in the extension period shall be in compliance with primary rate issued by Bank of China

Article 7 BREACH OF CONTRACT

(1)	Debtor’s breach of contract

1.
Debtor is responsible for Interest charges on the overdue loan if the extension is not granted, which shall be calculated on the amount of overdue loan amount, 50% upward fluctuation of interest set force in this contract will be charged for amount of overdue loan.

2.
Debtor is responsible for Interest charges on the impropriate usage of loan if the usage of loan is not approved by creditor, which shall be calculated on the amount of impropriate usage amount, 80% upward fluctuation of interest set force in this contract will be charged for amount of impropriate usage of loan.

3.	Debtor is to be fined for the penalty on overdue interest and the penalty rate is as overdue loan interest penalty

4.	Creditor is entitled to stop issuance of loan or to demand pre-payment of loan if debtor breaches any terms under this contract

(2)  Creditor’s breach of contract

In the circumstance that debtor has fulfilled the presuppositions of this contract and has provided the required guarantee and creditor does not issue loans in divided payment to debtor on time, creditor is to be fined  as penalty.

(3)	Mortgagor’s breach of contract

The mortgagor is to be claimed related responsibilities if he/she does not fulfill its pledge responsibilities and mortgagor is to compensate the creditor for its los

Article 8 Creditor is entitled to auction or liquidate the pledged assets if the debtor failed to make the repayment in full at maturity date. If the consideration obtained from auction or liquidation is not fully recover the loan, creditor is entitled the claim rights till the debt is cleared in full

Article 9 The pledge registration is debtor’s responsibility and debtor is responsible for the payment of appraisal fee, valuation fee, registration fee and insurance fee.

Article 10 If the collection of debt is to be realized by the form of lawsuits or arbitration, debtor and mortgagor is jointly responsible for the expenses incurred for the realization, which including but not limited to attorney fee, travel expenses and other expenses

Article 11 Parties shall consult to settle disputes arising from this contract at first instance. Where consultation fails, the parties may choose to settle the dispute with suits at local court of creditor’s domicile

Article12 Supplementary terms

Article 13 For any unsettled issues in this contract, PRC law and regulations shall be referred to

Article 14 This contract is in centuplicate, creditor, debtor and guarantor each holds one copy。 This contract comes into effect only with the execution and corporate seal of all parties

Article 12 IMPORTANT NOTICE

DEBTOR AND MORTGAGOR HAVE REVIEWED AND UNDERSTOOD THE TERMS AS HEREINABOVE IN THIS CONTRACT AND CERDITOR HAD BEEN EXPALINED FOR ALL THE QUESTIONS

DEBTOR	CREDITOR	MORTGAGOR

(Corporate seal)

(Execution by legal representative/person in charge)

Execution date: January 17,2008